Exhibit (a)(1)(A)

May 10, 2010

OFFICE DEPOT, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options (this

“Exchange Offer”) and your withdrawal rights will expire at 12:01 a.m. Eastern Time on June 8, 2010, unless extended (the “Expiration Date”).

Office Depot, Inc., a Delaware corporation (“Office Depot,” “we,” “us,” or “our”) is offering our employees the opportunity to exchange some or all of their outstanding stock options with an exercise price per share greater than $11.00 (which is greater than 50% above the current stock price of our common stock immediately prior to commencement of this Exchange Offer), granted prior to May 10, 2009 and whose terms will not expire before the Expiration Date of this Exchange Offer (“Eligible Options”), whether vested or unvested, for fewer stock options (the “New Options”) with an exercise price equal to the closing price on the New York Stock Exchange of our common stock on the date of grant of the New Options.

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Each Eligible Option that you elect to exchange will be exchanged for fewer New Options based on the exchange ratios. Hypothetical examples of the exchange ratios applicable to your outstanding option grants (the “Exchange Ratios”) will be communicated to you separately in the Employee Election Form sent by the Company, which accompanies this Offer to Exchange. The final Exchange Ratios will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the New York Stock Exchange on the trading day prior to the Expiration Date of the exchange offer, as well as other valuation assumptions, and will be communicated to you by posting the final exchange ratios on Office Depot’s website at https://www.officedepot.com/options on June 5, 2010.

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Employees who hold 1,000 or fewer Eligible Options will be eligible to participate in the Exchange Offer; however, instead of receiving New Options, these employees will receive cash, not subject to vesting requirements, in an amount equal to the fair value of the New Options that the employee would have received calculated in the method described under the heading “Consideration” below. In addition, instead of receiving New Options all employees located in Japan, where local regulations place restrictions on the grant of new options, will receive cash in an amount calculated by the same method.

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Except as described below, each New Option will have an exercise price equal to the closing price per share of our common stock on the New York Stock Exchange on the date of grant of the New Options (the “New Option Grant Date”), which we expect to be June 8, 2010, unless we extend the Exchange Offer.

•	Except as described below, each New Option will have a term of seven (7) years.

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Except as described below, each New Option will have a new vesting schedule as follows: Both New Options issued in exchange for Eligible Options that are fully vested as of the Expiration Date of this Exchange Offer and New Options that are issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third (1/3) vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

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Due to local regulations in France, New Options granted to eligible employees located in France will have a term of six and one half (6 1/2) years and will be subject to different vesting terms pursuant to the terms and conditions set forth in Annex A. In addition, the New Option Grant Date for employees located in France may vary as set forth in Annex A.

•	Each New Option will be issued as a non-qualified stock option even if the Eligible Option was issued as an incentive stock option.

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Employees who hold incentive stock options and who do not participate in this Exchange Offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

We intend to grant New Options on the same day we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer, which we expect to be June 8, 2010, unless we extend the Exchange Offer. New Options will be issued under our 2007 Long-Term Incentive Plan (the “2007 Plan”).

Only current employees of Office Depot who remain employed with Office Depot through the New Option Grant Date (“Eligible Employees”) will be permitted to participate in this Exchange Offer. The members of our Board of Directors and our named executive officers as defined in Office Depot’s most recently filed proxy statement will not be eligible to participate in this Exchange Offer. In addition, the Exchange Offer is not offered to retirees or other former employees of Office Depot.

Although we intend to include international employees, we may exclude otherwise Eligible Employees located outside the United States and we reserve the right to withdraw the Exchange Offer in any jurisdiction if Office Depot determines that extending the Exchange Offer in any such jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of Eligible Options be accepted from or on behalf of, employees in that jurisdiction.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Employees participating. If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions under which they were originally granted.

Shares of Office Depot common stock are traded on the New York Stock Exchange under the symbol “ODP”. On May 7, 2010, the last reported sale price per share of Office Depot common stock on the New York Stock Exchange was $6.18 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of our common stock will be on the New Option Grant Date. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

See the section entitled “Risk Factors” for a discussion of risks that you should consider before participating in this Exchange Offer.

IMPORTANT

If you choose to participate in this Exchange Offer, you must deliver a completed election form via facsimile or electronic mail on or before Expiration Date (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot). If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

Facsimile election, modification or withdrawal forms may be sent to:

Office Depot

Attention: Employee Services

1-561-438-1285

Election, modification or withdrawal forms may be submitted by electronic mail to:

Office Depot

optionexchange@officedepot.com

Responses submitted by any other means, including hand delivery, inter-office or U.S. mail and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Office Depot for this Exchange Offer, by the Expiration Date (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot), will be accepted.

Confirmation statements of receipt of elections and/or any changes or withdrawals will be distributed via electronic mail (or U.S. mail) in certain cases within three U.S. business days of receipt. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the Expiration Date.

You should direct requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by contacting Office Depot Employee Services during normal hours of operation (i.e. 8:00 a.m. to 5:30 p.m. Monday through Friday, Eastern Time) at 1-888-954-4636, Option #3 in the U.S. or internationally at 1-561-438-3604, or by sending electronic mail to optionexchange@officedepot.com.

Although our Board of Directors has approved this Exchange Offer, consummation of this Exchange Offer is subject to, and conditioned on, the conditions described in Section 6 entitled “Conditions of This Exchange Offer.” Neither Office Depot nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in this Exchange Offer. You must make your own decision whether to exchange your Eligible Options. If you hold Eligible Options for exchange and are subject to taxation in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange document for further details regarding tax consequences and other issues for international employees. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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14.	Extension of Exchange Offer; Termination; Amendment	33

15.	Fees and Expenses	34

16.	Additional Information	34

17.	Miscellaneous	35

Schedule A: Information Concerning the Executive Officers and Directors of Office Depot, Inc.

Schedule B: Guide to Tax and Legal Issues for Non-U.S. Employees

Annex A: Terms and Conditions for French Eligible Employees

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read this section and the remainder of this document. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

A. GENERAL EXCHANGE OFFER QUESTIONS

Q1: What is this Exchange Offer?

A: Office Depot is offering Eligible Employees the opportunity to exchange some or all of their Eligible Options, whether vested or unvested, for fewer New Options that have a lower exercise price.

Q2: Why is Office Depot allowing employees to exchange their options?

A: We award stock options in order to retain and motivate key employees and to align the interests of our employees with those of our shareholders. Our stock price decline during the last few years has resulted in stock options which have an exercise price in excess of the stock price of the shares subject to the stock options (which are generally referred to as being “underwater”). Underwater options result in a significant weakening of the incentive and retention value of our outstanding stock options, which are important components of our total compensation program. We believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide.

By participating in this Exchange Offer, whereby Eligible Employees can exchange underwater Eligible Options for New Options, Eligible Employees have the opportunity to hold options that have a lower exercise price. We believe this will restore the intended objectives of our stock options and realign employee and shareholder interests. (See Section 2 “Purpose of This Exchange Offer”)

Q3: What stock options are eligible for exchange in this Exchange Offer?

A: An Eligible Option is any outstanding stock option granted under the 2007 Plan or our Amended Long-Term Equity Incentive Plan (the “Incentive Plan” and, together with the 2007 Plan, the “Stock Option Plans”) prior to May 10, 2009 and whose terms will not expire before the Expiration Date of this Exchange Offer, whether vested or unvested, with an exercise price greater than $11.00. Outstanding stock options with exercise prices equal to or lower than $11.00 will not be eligible for exchange in this Exchange Offer. (See Section 1 “Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer”)

Q4: How many New Options will I get if I choose to participate?

A: The actual number of shares underlying your New Option grant cannot be determined at this time. We anticipate that each New Option grant will represent the right to purchase fewer shares than the Eligible Option grant tendered for exchange. The actual number of shares represented by your New Option grant will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Option grant at the time the New Option is granted being approximately equal to the fair value of the Eligible Option grants tendered for exchange at the time immediately prior to the Eligible Option grants being cancelled. The exchange ratios used in the exchange offer will be calculated using the Black-Scholes option valuation model and based upon the closing price of our common stock on the New York Stock Exchange on the trading date prior to the Expiration Date of the exchange offer, as well as other valuation assumptions.

The number of New Option grants shown on the Employee Election Form are hypothetical examples only and are based on assumptions made as of May 7, 2010. The actual number of New Option grants granted in exchange for surrendered Eligible Options will be determined based upon the final exchange ratios determined using the closing price of our common stock on the New York Stock Exchange on the trading day before the Expiration Date of the exchange offer, as well as other valuation assumptions. We will announce final exchange ratios by posting the final exchange ratios on Office Depot’s website at https://www.officedepot.com/options on June 5, 2010. The final exchange ratios will also be filed with the SEC under a Schedule TO-I/A no later than 8:00 a.m. Eastern time Monday, June 7, 2010. You may obtain a copy of the Schedule TO-I/A at Office Depot’s investor relations website at www.investor.officedepot.com, or www.sec.gov. You can use the final exchange ratios to calculate the number of shares that would be subject to each New Option grant compared to the number of shares subject to your Eligible Option grant based on the final exchange ratios.

The exchange ratios will be rounded up to the nearest 0.5 decimal point. No exchange ratio will be less than 1.5. The New Option grants granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions in the Black-Scholes option valuation model, such as a change in the expected volatility of our stock, used to calculate the estimates in the Employee Election Form will result in a change to the number of New Option grants that may be granted under this Exchange Offer. As a result, we remind you that the number of New Option grants set forth in the Employee Election Form is only an estimate and may not represent the actual number of New Option Grants that you would receive in the Exchange Offer.

Employees who hold 1,000 or fewer Eligible Options will be eligible to participate in the Exchange Offer; however, instead of receiving New Options, these employees will receive cash, not subject to vesting requirements, in an amount equal to the fair value of the New Options that the employee would have received calculated in the method described under the heading “Consideration” below. The Employee Election Form that employees who hold 1000 or fewer Eligible Options will receive along with this Exchange Offer document includes a hypothetical example of the cash payment that may be paid for each grant based on assumptions made as of May 7, 2010. The actual cash payments made in exchange for surrendered Eligible Options will be determined based upon the closing price of our common stock on the New York Stock Exchange on the trading day before the Expiration Date of the exchange offer, as well as other valuation assumptions. We will announce final exchange ratios by posting the final exchange ratios on Office Depot’s website at https://www.officedepot.com/options on June 5, 2010. If you are an Eligible Employee who holds 1,000 or fewer Eligible Options receiving cash payment instead of New Options you can use the final exchange ratios to calculate the cash payment that you would be eligible to receive based on the final exchange ratios.

In addition, instead of receiving New Options all employees located in Japan, where local regulations place restrictions on the grant of new options, will receive cash in an amount calculated by the same method.

(See Section 8 “Source and Amount of Consideration; Terms of New Options”).

Q5: How will the Exchange Ratios be determined?

A: The Exchange Ratios are intended to result in the issuance of New Options for which we will recognize little or no accounting expense. The calculations to determine the Exchange Ratios calculate the “value” of the Eligible Options using a standard but complicated option valuation method called “Black-Scholes,” which takes into account a number of different factors relating to the Eligible Options, including their remaining term. The Black-Scholes option valuation method is described in more detail in Section 11 “Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”.

Q6: Will the New Options have different vesting terms?

A: Yes. Except as discussed in Annex A, the New Options will vest as follows:

Both New Options issued in exchange for Eligible Options that are fully vested as of the Expiration Date of this Exchange Offer and New Options that are issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third (1/3) vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date. (See Section 8 “Source and Amount of Consideration; Terms of New Options”)

Q7: Why are you extending the vesting period of fully-vested exchanged options?

A: We have designed this Exchange Offer to create value for Office Depot’s employees and provide Office Depot with a retention tool. Consistent with our approach to all new equity grants to our employees, we are attaching additional vesting terms to the grant of the New Options, which will allow these New Options to also serve their original purpose as a retention tool. (See Section 2 “Purpose of This Exchange Offer”)

Q8: What are the differences between New Options and previously granted Eligible Options?

A: New Options will differ from your Eligible Options in the following ways:

•	New Options will be exercisable into fewer shares of common stock than your exchanged Eligible Options based on the final Exchange Ratios.

•	New Options will have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the New Option Grant Date.

•	Except as described below, New Options will have a term of seven (7) years regardless of the remaining term of the exchanged Eligible Options.

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Except as described below, New Options will have a new vesting schedule as follows: Both New Options issued in exchange for Eligible Options that are fully vested as of the Expiration Date of this Exchange Offer and New Options that are issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third (1/3) vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

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Due to local regulations in France, New Options granted to eligible employees located in France will have a term of six and one half (6 1/2) years and will be subject to different vesting terms pursuant to the terms and conditions set forth in Annex A. In addition, the New Option Grant Date for employees located in France may vary as set forth in Annex A.

•	Each New Option will be issued as a non-qualified stock option even if the Eligible Option was issued as an incentive stock option.

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Employees who hold incentive stock options and do not participate in this Exchange Offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

•	New Options will be issued under the 2007 Plan even if the exchanged Eligible Option was issued under the Incentive Plan. (See Section 8 “Source and Amount of Consideration; Terms of New Options”)

Q9: Are there any differences between the Incentive Plan and the 2007 Plan?

A: No. All Eligible Options granted under the Incentive Plan are fully vested, except those issued under the French subplan, and there are no significant differences between the 2007 Plan and the Incentive Plan that relate to fully vested outstanding options. (See Section 1 “Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer”)

Q10: If I participate in this Exchange Offer, do I need to exchange all of my Eligible Options?

A: No. You may elect to exchange some of your Eligible Options and not others, but you must exchange all of the Eligible Options of any given Grant if you want to exchange any of them.

A “Grant” means all of the stock options granted to you on the same day at the same price. For example, if you were granted 5,000 stock options on February 28, 2007 at an exercise price per share of $33.60, then all of those options would be considered part of the same Grant. You may either exchange all of those options or none of them, but you may not exchange only some of them. (See Section 3 “Procedures for Tendering Eligible Options”)

Q11: Can I exchange my Eligible Options if they are not fully vested?

A: Yes, you can exchange Eligible Options that are not fully vested. You can choose to exchange a Grant of Eligible Options even if only part of the Grant has vested. For example, if you have a Grant of 5,000 options that vests over a three-year period and only 3,333 of those options are vested, you can exchange all 5,000 Eligible Options that are part of that Grant. (See Section 3 “Procedures for Tendering Eligible Options”)

Q12: What happens if my Eligible Options expire during this Exchange Offer?

A: Only those Eligible Options that continue to be outstanding through the Expiration Date of this Exchange Offer will be accepted by us and exchanged for New Options. (See Section 3 “Procedures for Tendering Eligible Options”)

Q13: What happens if, after the New Option Grant Date, my New Options end up being “underwater”?

A: We can provide no assurance as to the possible price of our common stock at any time in the foreseeable future. We do not anticipate offering Office Depot’s employees another opportunity to exchange “underwater” options for new options in the future. (See “Risk Factors”)

Q14: Are you expecting this Exchange Offer to be a one-time event?

A: We do not currently anticipate offering Office Depot employees another opportunity to exchange “underwater” options for new options in the foreseeable future. (See Section 1 “Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer”)

Q15: Can you extend the length of this Exchange Offer?

A: While Office Depot has the discretion to extend the length of this Exchange Offer (provided that this Exchange Offer is open for at least 20 business days), we do not at this time intend to do so. If we extend this Exchange Offer, we will notify you about the new Expiration Date. (See Section 14 “Extension of Exchange Offer; Termination; Amendment”)

Q16: Will my decision to participate in this Exchange Offer have any impact on my ability to receive options in the future?

A: No. Participation or non-participation in this Exchange Offer will have no effect on your consideration for future equity options. However, all option grants are at the discretion of the Compensation Committee of our Board of Directors.

B. PARTICIPATION AND ELIGIBILITY QUESTIONS (See Section 1 “Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer”)

Q1: Who may participate in this Exchange Offer?

A: Only Eligible Employees can participate in this Exchange Offer. You are eligible if you meet ALL four of the following criteria:

•	You are a U.S. or international employee of Office Depot or any of its subsidiaries on the date this Exchange Offer starts.

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You hold Eligible Options. Employees who hold 1,000 or fewer Eligible Options will be eligible to participate in the Exchange Offer; however, instead of receiving New Options, these employees will receive cash, not subject to vesting requirements, in an amount equal to the fair value of the New Options that the employee would have received calculated in the method described under the heading “Consideration” below. In addition, instead of receiving New Options all employees located in Japan, where local regulations place restrictions on the grant of new options, will receive cash in an amount calculated by the same method.

•	You continue to be employed on the date this Exchange Offer commences and remain employed through the New Option Grant Date.

•	You are not a member of our Board of Directors and you are not a named executive officer of Office Depot.

Q2: Who may not participate in this Exchange Offer?

A: You are NOT eligible to participate in this Exchange Offer if you meet any of the following criteria:

•	You are a former employee.

•	You are on unauthorized leave.

•	You are not someone who may participate as discussed in Q1 above.

Q3: Will this Exchange Offer be available in all countries?

A: Although we intend to include international employees, we may exclude otherwise Eligible Employees located outside the United States and we reserve the right to withdraw the Exchange Offer in any jurisdiction if Office Depot determines that extending the Exchange Offer in any such jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of Eligible Options be accepted from or on behalf of, employees in that jurisdiction. Further, due to local regulations employees located in France will receive New Options subject to a different contractual term and different vesting terms pursuant to the terms and conditions set forth in Annex A.

Q4: What happens to my Eligible Options if my employment with Office Depot ends before the end of this Exchange Offer?

A: If you participate in this Exchange Offer and your employment ends before the New Option Grant Date, your participation in this Exchange Offer will be cancelled and you will not be able to exchange your Eligible Options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer.

For example, if you elect to participate in this Exchange Offer on May 10, 2010 and your employment at Office Depot ends on May 14, 2010, you will no longer be eligible to participate in this Exchange Offer and your Eligible Options will remain subject to their existing terms and conditions. In that case, generally you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with their terms. See Section 1 “Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer” for more information.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Office Depot or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the New Option Grant Date or thereafter.

Q5: What happens to my New Options if my employment with Office Depot ends after the New Option Grant Date?

A: If you elect to participate in the Exchange Offer and surrender Eligible Options for exchange, and if we accept your surrendered Eligible Options, your New Options will be granted on the New Option Grant Date. If your employment terminates for any reason after the New Option Grant Date, the terms and conditions of any New Options granted in the Exchange Offer will apply.

Q6: What if I am on an authorized leave of absence during this Exchange Offer or on the New Option Grant Date?

A: If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the Expiration Date of this Exchange Offer, you will be entitled to receive New Options on the New Option Grant Date as long as you still meet the eligibility requirements described above. Leave is considered “authorized” if it was approved in accordance with our policies, with the expectation that you will return to work.

C. HOW DOES THIS EXCHANGE OFFER WORK (DETAILS OF THE OFFER) QUESTIONS (See Section 5 “Acceptance of Eligible Options for Exchange; Issuance of New Options”)

Q1: How do I participate in this Exchange Offer?

A: You may elect to participate by submitting your election form via facsimile or electronic mail.

Your election must be submitted on or before the Expiration Date (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot).

Facsimile election, modification or withdrawal forms may be sent to:

Office Depot

Attention: Employee Services

1-561-438-1285

Election, modification or withdrawal forms may be submitted by electronic mail to:

Office Depot

optionexchange@officedepot.com

General Information:

You should note that if you elect to exchange any Eligible Options in this Exchange Offer, you must elect to exchange all your Eligible Options that are part of the same Grant. If you hold more than one Grant of Eligible Options, however, you may choose to exchange one or more of such Grants of Eligible Options without having to exchange all of your Grants of Eligible Options. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available on your Employee Election Form which lists your Eligible Options, the grant dates, the exercise prices, the number of Eligible Options, and the applicable hypothetical Exchange Ratios.

This is a one-time offer, and we will strictly enforce the period during which this Exchange Offer is open. We reserve the right to reject any Eligible Options tendered for exchange that we determine are not in appropriate form, incomplete, ambiguous or illegible or that we determine are unlawful to accept. Subject to the terms and conditions of this Exchange Offer, we will accept all properly tendered Eligible Options promptly after the Expiration Date of this Exchange Offer. (See Section 4 “Withdrawal Rights and Change of Elections”)

The delivery of all documents, including elections, modifications and withdrawals, is at your own risk. Only responses that are complete and actually received by Office Depot by the Expiration Date will be accepted. Office Depot intends to confirm the receipt of your election and/or any change or withdrawal by electronic mail (or in certain cases U.S. mail) within three U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the Expiration Date.

Election forms or withdrawal notifications submitted by any means other than by the facsimile number or electronic mail address set forth above, including hand delivery, inter-office or U.S. mail and Federal Express (or similar delivery service) are not permitted.

Q2: What is the period during which employees can exchange their options?

A: This Exchange Offer will be open during the period from May 10, 2010 until the Expiration Date (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot). You must decide during this period whether or not to participate in this Exchange Offer.

Although we do not currently intend to do so, we may, in our sole discretion, extend this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled or announced Expiration Date. If we determine that the Expiration Date will not be extended, no exceptions will be made.

D. YOUR DECISION QUESTIONS

Q1: How should I decide whether or not to exchange my Eligible Options for New Options?

A: In addition to this document, we are providing information in supplemental documents, including the Employee Election Form to assist you in making your own informed decision. However, we are not making any recommendation as to whether you should or should not participate in this Exchange Offer. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from Office Depot is, or will be, authorized to provide you with additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet and refer to the Schedules attached to this document if you are a non-U.S. Eligible Employee.

Q2: Can you provide me with some examples of how this Exchange Offer will work?

A: Yes. Here are three examples. In each case, assume the closing price of our common stock on the New Option Grant Date is $10.00 per share and the exchange ratio is 2.5.

1. Assume that you have a Grant of 1,500 Eligible Options that were granted to you on February 28, 2007 with an exercise price of $33.60 per share. If you were to exchange these Eligible Options in this Exchange Offer, you would receive 600 New Options with an exercise price of $10.00 per share (assuming that is the closing price of our common stock on the New Options Grant Date for the purposes of this example). If our common stock price were to increase to $15.00 per share and you exercised your New Options and sold the underlying shares of common stock you received in the public market, you would have a profit of $3,000. If our common stock price were to increase to $40 per share, and you exercised your New Options and sold the underlying shares of common stock you received in the public market, your profit would be $18,000. However, if you did not exchange your Eligible Options in this Exchange Offer and the price of our common stock increased to $40 per share, and you exercised your 1,500 Eligible Options and sold them in the public market, your profit would be $9,600.

2. Assume that you have a Grant of 1,500 Eligible Options that were granted to you on March 28, 2007 with an exercise price of $32.00 per share. If you were to exchange these Eligible Options in this Exchange Offer, you would receive 600 New Options with an exercise price of $10.00 per share (assuming that is the closing price of our common stock on the New Options Grant Date for the purposes of this example). If our common stock price were to increase to $20.00 per share and you exercised your New Options and sold the underlying shares of common stock you received in the public market, you would have a profit of $6,000. If our common stock price were to increase to $55 per share, and you exercised your New Options and sold the underlying shares of common stock you received in the public market, your profit would be $27,000. However, if you did not exchange your Eligible Options in this Exchange Offer and the price of our common stock increased to $55 per share, and you exercised your 1,500 Eligible Options and sold them in the public market, your profit would be $34,500.

3. Assume that you have a Grant of 1,500 Eligible Options that were granted to you on November 27, 2006 with an exercise price of $46.90 per share. If you were to exchange these Eligible Options in this Exchange Offer you would receive 600 New Options with an exercise price of $10.00 per share (assuming that is the closing price of our common stock on the New Options Grant Date for the purposes of this example). If our common stock price were to increase to $45.00 per share and you exercised your New Options and sold the underlying shares of common stock you received in the public market, your profit would be $21,000. However, if you did not exchange your Eligible Options in this Exchange Offer, your Eligible Options would still be underwater.

Q3: How can I find out how many Eligible Options I have and what their exercise prices are?

A: You can review your individual Employee Election Form which was included in these exchange offer documents.

Q4: How will participating in this Exchange Offer extend the life of my “soon to expire” options?

A: You will receive a grant of New Options with a new vesting schedule and a new term of seven (7) years, except due to local regulations New Options granted to eligible employees located in France will have a term of six and one half (6 1/2) years as set forth in the Annex A.

Q5: Do I have to participate in this Exchange Offer?

A: No. Your participation in this Exchange Offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under this Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of this Exchange Offer.

Q6: What happens to my Eligible Options if I elect not to participate in this Exchange Offer or if they are not accepted for exchange in this Exchange Offer?

A: This Exchange Offer will have no effect on your Eligible Options if you elect not to participate in this Exchange Offer or if your Eligible Options are not accepted for exchange in this Exchange Offer.

Q7: Can I exchange stock options that I have already exercised?

A: No. This Exchange Offer applies only to outstanding Eligible Options. A stock option that has been fully exercised is no longer outstanding.

Q8: If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?

A: Yes. When we accept your Eligible Options for exchange, they will be canceled and you will no longer have any rights to them. They will be replaced with the New Options.

Q9: Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

A: Yes. If you previously partially exercised an Eligible Option, you may elect to exchange the remaining unexercised portion of the Eligible Option under this Exchange Offer. If you have exercised all options under a particular grant, it is no longer outstanding, and it is not eligible.

Q10: Can I change my mind about participating in this Exchange Offer?

A: Yes. Up until the Expiration Date (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot), you may change your mind after you have submitted an election to participate in or a withdrawal from this Exchange Offer. To do this you must submit an election modification form or withdrawal form by facsimile or electronic mail before the Expiration Date.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form, election modification form or withdrawal form we receive before the Expiration Date. If we extend the Expiration Date, you may submit an election form, election modification form or withdrawal form at any time until the extended Exchange Offer expires.

Q11: May I change my mind about which Eligible Options I want to exchange?

A: Yes. Up until the Expiration Date you may change your mind about which Eligible Options you want to exchange after you have submitted an election to participate in this Exchange Offer. You may change your election at any time prior to the Expiration Date by completing and submitting an election modification form by electronic mail or by facsimile.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election modification form we receive before the Expiration Date. If we extend the Expiration Date, you may change your election at any time until the extended Exchange Offer expires.

Q12: How do I withdraw my election to participate?

A: To withdraw your election with respect to your Eligible Options, you must properly complete and submit a withdrawal form before the Expiration Date by facsimile or electronic mail.

Q13: How will I know whether you have received my election, change in election or my withdrawal?

A: If your election, a change in your election or withdrawal is received by Office Depot, we intend to confirm the receipt of your election and/or any change or withdrawal by electronic mail (or in certain cases U.S. mail) within three U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the Expiration Date.

Q14: What happens if I do nothing?

A: If you do not elect to participate in this Exchange Offer by the Expiration Date, then all your Eligible Options will remain outstanding at their original exercise prices and subject to their original terms. However, employees who hold incentive stock options and who do not participate in this Exchange Offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

E. TAX QUESTIONS

Q1: Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

A: Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New Option Grant Date. However, as is the case with existing options, you generally will have taxable income upon exercise of your New Options, at which time Office Depot will also generally have a tax withholding obligation. We will require that you satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise, as is done with existing options. You may also have taxable income when you sell the shares issued upon exercise of the New Options.

The tax consequences for participating non-U.S. eligible employees may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information about the tax consequences applicable in countries outside the United States in which eligible employees reside in the Schedules attached to this Offer to Exchange document. We encourage all eligible employees who are considering exchanging their Eligible Options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you. (See Section 13 “Material United States Tax Consequences”)

F. TIMELINE AND SCHEDULE QUESTIONS

Q1: What is the expected timeline of this Exchange Offer?

A: We currently expect the timeline of this Exchange Offer to be:

• May 10, 2010:	Exchange Offer commences

• June 8, 2010:	Exchange Offer ends at 12:01 a.m. Eastern Time (this date may change as a result of regulatory review or at Office Depot’s discretion)

• June 8, 2010:	Eligible Options tendered for exchange and accepted by Office Depot will be cancelled; New Options will be granted (this date may change as a result of regulatory review or at Office Depot’s discretion).

• June 25, 2010:	North America based Eligible Employees who hold 1,000 or fewer Eligible Options will receive cash payment through Office Depot’s standard payroll practices as soon as practicable after the Expiration Date (this date may change as a result of regulatory review or at Office Depot’s discretion). Eligible Employees located in Japan, where local regulations place restrictions on the grant of new options, will receive cash payment in the same manner. Cash payments for Eligible Employees outside of North America will be scheduled as soon as practicable after the Expiration Date and will be made in local currency.

Q2: What will happen if I do not make an election by the Expiration Date?

A: If you do not make an election by the Expiration Date (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot), you will not participate in this Exchange Offer, and all of your Eligible Options will remain outstanding at their original exercise prices and subject to their original terms.

Q3: Can I exercise the New Options immediately?

A: No. The New Options will be subject to vesting from the New Options Grant Date.

Q4: If I participate in this Exchange Offer, when will I receive the New Options?

A: We expect the New Option Grant Date will be June 8, 2010, and will issue new stock option agreements as soon as practicable following that date. We expect your stock records to be updated in our stock administration system and that of our stock plan administrator approximately 45 days after the Expiration Date.

Q5: Once I submit my elections are there any other actions I need to take?

A: Once your elections are submitted you do not need to take any additional actions to participate in this Exchange Offer. Once your New Options are issued, you will need to accept them. You will receive an email from our Executive Compensation Group, with instructions on how to accept your New Options.

Q6: Who can I speak to regarding questions about this Exchange Offer?

A: If you have questions about this Exchange Offer, you can contact Office Depot Employee Services during normal hours of operation (i.e. 8:00 a.m. to 5:30 p.m. Monday through Friday, Eastern Time) at 1-888-954-4636, Option #3 or internationally at 1-561-438-3604 or by sending your question via electronic mail to optionexchange@officedepot.com. A copy of the non-personalized Exchange Offer materials can be downloaded from the Company’s website at https://www.officedepot.com/options.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Exchange Offer, for a more in-depth discussion of the risks that may apply to you.

In addition, this Exchange Offer and our SEC reports referred to below include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this Exchange Offer, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties, including those set forth below.

The following discussion should be read in conjunction with the selected summarized financial information as well as our financial statements and notes to the financial statements included in our most recent Form 10-K filed February 23, 2010. We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date hereof.

Risks Related to This Exchange Offer

You will receive New Options covering fewer shares than the Eligible Options that you tender for exchange under this Exchange Offer.

We have designed the Exchange Offer to make the issuance of the New Options accounting expense neutral to us, which means that the number of shares represented by a New Option will be determined using an exchange ratio designed to be accounting expense neutral so as to result in the fair value, for accounting purposes, of the New Options being approximately equal to the fair value of the Eligible Options tendered for exchange at the time the New Option is granted. As a result, we anticipate that you will be issued New Options that will represent the right to purchase fewer shares than the Eligible Options tendered for exchange.

The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the New Option grants will be based upon the closing price of our common stock as reported on the New York Stock Exchange on the trading day prior to the Expiration Date of the Exchange Offer, as well as various valuation assumptions under the Black-Scholes pricing model, and thus you may not know the actual number of shares that you will have the right to purchase under the New Options at the time that you tender your Eligible Options for exchange unless you wait to tender your Eligible Options for exchange until the trade date prior to the Expiration Date when you will be able to access the final exchange ratios on Office Depot’s website at https://www.officedepot.com/options. The final exchange ratios will also be filed with the SEC under a Schedule TO-I/A no later than 8:00 a.m. Monday, June 7, 2010.

If the price of our common stock increases after the date on which your exchanged Eligible Options are cancelled, your cancelled Eligible Options might be worth more than the New Options that you receive in exchange for them.

Because you will receive fewer New Options in this Exchange Offer than the Eligible Options you surrender for exchange, it is possible that, at some point in the future, your old Eligible Options would have been economically more valuable than the New

Options granted pursuant to this Exchange Offer. For example, assume, for illustrative purposes only, that you exchange Eligible Options for 10,000 shares with an exercise price of $29.98, that you receive New Options for 3,150 shares with an exercise price of $16.00 per share, and three years after the New Option Grant Date the price of our common stock increases to $45.00 per share. Under this example, if you had kept your old Eligible Options and sold all 10,000 shares at $45.00 per share prior to expiration, you would have realized a pre-tax gain of $150,200, but, if you exchanged your Eligible Options and sold the 3,150 shares subject to the New Options, you would have only realized a pre-tax gain of $91,350.

The New Options will have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the New Option Grant Date and there can be no assurance what that price will be.

If you validly tender Eligible Options in this Exchange Offer and they are accepted by us, you will receive New Options with an exercise price equal to the closing price of our common stock on the New Option Grant Date. However, there can be no assurance what that price will be. If the price of our common stock increases substantially prior to the New Option Grant Date, your New Options will have less value than they would have had if our stock price did not increase.

If you exchange Eligible Options for New Options in the Exchange Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options.

If you elect to participate in the Exchange Offer, both New Options issued in exchange for Eligible Options that are fully vested as of the Expiration Date of this Exchange Offer and New Options that are issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third (1/3) vesting on each anniversary of the New Option Grant Date so long as you remain employed during that period. Due to local regulations, employees located in France will receive New Options subject to different vesting terms pursuant to the terms and conditions set forth in Annex A. Generally, if your employment with us terminates, your New Options will cease vesting, and any unvested portion of your New Options will be cancelled as of your separation date. Accordingly, if you exchange Eligible Options for New Options in the Exchange Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Office Depot or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the New Option Grant Date or thereafter.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read the Schedules attached to this Offer to Exchange document. The Schedules to this Offer to Exchange document discuss the tax consequences and other issues related to participation in the Exchange Offer for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences.

Holders of incentive stock options only: Eligible Employees who hold incentive stock options and do not participate in this Exchange Offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options. You are advised to check with your tax advisor.

Most Eligible Employees hold Eligible Options consisting of only non-qualified stock options. However, if you are one of the few individuals whose Eligible Options include incentive stock options (as noted on your stock option agreement and your Employee Election Form), please read the following paragraph carefully:

`In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the grant date and more than one year after you exercise the option grant. If this Exchange Offer is open for thirty or more calendar days, employees will not receive any credit for the time in which their incentive stock options were held. As a result, if this Exchange Offer is open for thirty or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option that you do not exchange for New Options, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the New Option Grant Date and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option should be treated as long-term capital gain. Currently, this Exchange Offer is estimated to expire at 12:01 a.m. Eastern Time on June 8, 2010. If the offer expires as scheduled, the offer will have remained open for 28 calendar days. For more detailed information, please read the rest of this document and see the tax disclosure set forth under Section 13 “Material United States Tax Consequences”.

We recommend that all Eligible Employees who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. See Section 13 “Material United States Tax Consequences” for more information about the tax impacts of this Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences. See the Schedules attached to this document for a description of the tax and social insurance consequences that may apply to you if you reside outside of the U.S.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://investor.officedepot.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16 “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THIS EXCHANGE OFFER

1. Eligible Options; Eligible Employees; Expiration Date of This Exchange Offer

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to Eligible Employees to exchange some or all of their Eligible Options (on a grant-by-grant basis) that are properly tendered in accordance with Section 3 “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to Section 4 “Withdrawal Rights and Change of Elections” before the Expiration Date of this Exchange Offer for New Options.

Any outstanding stock option for the purchase of shares of Office Depot common stock granted under our Stock Option Plans prior to May 10, 2009, and whose terms will not expire before the Expiration Date of this Exchange Offer whether vested or unvested, with an exercise price per share greater than $11.00, is an Eligible Option.

You are an Eligible Employee if you are:

•	A U.S. or international employee who holds eligible stock options;

•	Employed on the date the Exchange Offer commences and remain employed through the New Option Grant Date; and

•	Not a named executive officer or a member of our Board of Directors.

Employees who hold 1,000 or fewer Eligible Options will be eligible to participate in the Exchange Offer; however, instead of receiving New Options, these employees will receive cash in an amount equal to the fair value of the New Options that the employee would have received calculated in the method described under the heading “Consideration” below. In addition, instead of receiving New Options all employees located in Japan, where local regulations place restrictions on the grant of new options, will receive cash in an amount calculated by the same method.

Although we intend to include international employees, we may exclude otherwise Eligible Employees located outside the United States and we reserve the right to withdraw the Exchange Offer in any jurisdiction if Office Depot determines that extending the Exchange Offer in any such jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of Eligible Options be accepted from or on behalf of, employees in that jurisdiction. Further, due to local regulations employees located in France will receive New Options subject to a different contractual term and different vesting terms pursuant to the terms and conditions set forth in Annex A.

You will not be eligible to surrender Eligible Options or receive New Options or for employees who hold 1,000 or fewer Eligible Options, receive a cash payout, if you cease to be an Eligible Employee for any reason prior to the New Option Grant Date, including a termination of your employment by reason of retirement, disability or death. If you are on an authorized leave of absence and are otherwise an Eligible Employee, you will be eligible to surrender Eligible Options for exchange in the Exchange Offer. If you surrender your Eligible Options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the New Option Grant Date, you will be entitled to receive New Options on that date. Leave is considered “authorized” if it was approved in accordance with our policies, with the expectation that you will return to work.

If you choose to participate in the Exchange Offer and surrender Eligible Options for exchange, and if we accept your surrendered Eligible Options, you will receive New Options that will have substantially the same terms and conditions as the Eligible Options you surrendered, except that:

•	New Options will be exercisable into fewer shares of common stock than your exchanged Eligible Options based on the final Exchange Ratios.

•	New Options will have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the New Option Grant Date.

•	Except as described below, New Options will have a term of seven (7) years regardless of the remaining term of the exchanged Eligible Options.

•

Except as described below, New Options will have a new vesting schedule as follows: Both New Options issued in exchange for Eligible Options that are fully vested as of the Expiration Date of this Exchange Offer and New Options that are issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third (1/3) vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

•

Due to local regulations in France, New Options granted to eligible employees located in France will have a term of six and one half (6 1/2) years and will be subject to different vesting terms pursuant to the terms and conditions set forth in Annex A. In addition, the New Option Grant Date for employees located in France may vary as set forth in Annex A.

•	New Options will be issued under the 2007 Plan even if the exchanged Eligible Option was issued under the Incentive Plan.

The Expiration Date for this Exchange Offer is June 8, 2010 at 12:01 a.m. Eastern Time, unless we extend it. We may extend the Expiration Date at our discretion. If we extend this Exchange Offer, the term “Expiration Date” will refer to the time and date at which the extended Exchange Offer expires. This is a one-time offer, and we will strictly enforce the Expiration Date deadline. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF OFFICE DEPOT OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF OFFICE DEPOT OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

2. Purpose of This Exchange Offer

We award stock options in order to incentivize and retain key employees and to align the interests of our employees with those of our shareholders. Our stock price decline during the law few years has resulted in stock options which have an exercise price in excess of the stock price of the shares subject to the stock options (which are generally referred to as being “underwater”). Underwater options result in a significant weakening of the incentive and retention value of our outstanding stock options, which are important components of our total compensation program. We believe these underwater options no longer support the long-term incentive and retention objectives that they were intended to provide.

By participating in this Exchange Offer, whereby Eligible Employees can exchange Eligible Options for New Options, Eligible Employees have the opportunity to hold options that have a lower exercise price. We believe this will restore the intended objectives of our stock options and realign employee and shareholder interests. We are making this Exchange Offer to recognize key contributions by our employees and to align their interests with our shareholders’ interests. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward the efforts of our employees by providing incentives for them to grow long-term shareholder value, and encourage their long-term employment.

While we hope this Exchange Offer will reduce the current disparity between the per share market price of our common stock and the exercise price of outstanding stock options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

3. Procedures For Tendering Eligible Options

Proposed election to exchange Eligible Options

Participation in this Exchange Offer is voluntary. You may elect to participate by submitting your election form via facsimile or electronic mail.

Your election must be submitted on or before the Expiration Date, (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot).

Facsimile election forms may be sent to:

Office Depot

Attention: Employee Services

1-561-438-1285

Election forms may be submitted by electronic mail to:

Office Depot

optionexchange@officedepot.com

General Information:

You should note that if you elect to exchange any Eligible Options in this Exchange Offer, you must elect to exchange all your Eligible Options that are part of the same Grant. If you hold more than one Grant of Eligible Options, however, you may choose to exchange one or more of such Grants of Eligible Options without having to exchange all of your Grants of Eligible Options. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information on your Employee Election Form which lists your Eligible Options, the grant dates, the exercise prices, the number of Eligible Options that are vested and unvested, and the applicable hypothetical Exchange Ratios.

This is a one-time offer, and we will strictly enforce the period during which this Exchange Offer is open. We reserve the right to reject any Eligible Options tendered for exchange that we determine are not in appropriate form, incomplete, ambiguous or illegible or that we determine are unlawful to accept. Subject to the terms and conditions of this Exchange Offer, we will accept all properly tendered Eligible Options promptly after the Expiration Date of this Exchange Offer.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Office Depot by the Expiration Date will be accepted. If your election, a change in your election or withdrawal is received by Office Depot, we intend to send you a confirmation of your election, a change in your election or a withdrawal of your election by electronic mail (or in certain cases U.S. mail) within three U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the Expiration Date.

Election forms or withdrawal notifications submitted by any means other than by the facsimile number or electronic mail address set forth above, including hand delivery, inter-office, U.S. mail and Federal Express (or similar delivery service) are not permitted.

You may elect to exchange all or a portion of your Eligible Options, but you must exchange all of the Eligible Options of any given Grant if you want to exchange any of them.

A “Grant” means all of the stock options granted to you on the same day at the same price. For example, if you were granted 1,500 stock options on July 5, 2005 at an exercise price per share of $18.40, then all of those options would be considered part of the same Grant. You may either exchange all of those options or none of them, but you may not exchange only some of them (unless the remaining options in the Grant have been exercised previously).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the eligibility of options for exchange in this Exchange Offer and the eligibility of employees to participate in this Exchange Offer. In addition, Office Depot has sole discretion to decide all questions as to validity, form, eligibility, time of receipt and acceptance of any tender (or withdrawal) of Eligible Options. Neither Office Depot nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

We will strictly enforce the Expiration Date, subject only to any extension of the Expiration Date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Employee.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 “Withdrawal Rights and Change of Elections” and our acceptance of your tendered Eligible Options in accordance with Section 5 “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Office Depot and you on the terms and subject to the conditions of this document.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with Section 6 “Conditions of This Exchange Offer,” we will accept and cancel, promptly following the Expiration Date of this Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

4. Withdrawal Rights and Change of Elections

You may change or withdraw some or all of the Eligible Options that you previously elected to exchange at any time before the Expiration Date (12:01 a.m. Eastern Time on June 8, 2010, unless extended by Office Depot). If we extend this Exchange Offer, you may change or withdraw some or all of your Eligible Options at any time until the extended Expiration Date.

You may change your election at any time prior to the Expiration Date by completing and submitting an election modification form by electronic mail or by facsimile.

Change of Elections via Facsimile:

You may submit your change of elections by sending a paper election modification form to the Facsimile number provided below. To send your election modification by facsimile, you must do the following before the Expiration Date:

1. Print a copy of the election modification form, if you received it by electronic mail.

2. Properly complete and sign the election modification form.

3. Deliver the completed and signed election modification form via facsimile to:

Office Depot, Inc.

Attention: Employee Services

1-561-438-1285

Change of Elections via Electronic Mail:

You may submit your change of elections by sending via electronic mail the election modification form to the electronic address provided below. To send your election modification form by electronic mail, you must do the following before the Expiration Date:

1. Print a copy of the election modification form if you received it by electronic mail.

2. Properly complete and sign the election modification form.

3. Transmit via electronic mail the completed and signed election modification form to:

Office Depot, Inc.

optionexchange@officedepot.com

Withdrawal via Facsimile:

You may submit your withdrawal by sending a paper withdrawal form to the Facsimile number provided below. To send your withdrawal by facsimile, you must do the following before the Expiration Date:

1. Print a copy of the withdrawal form if you received it by electronic mail.

2. Properly complete and sign the withdrawal form.

3. Deliver the completed and signed withdrawal form via facsimile to:

Office Depot, Inc.

Attention: Employee Services

1-561-438-1285

Withdrawal via Electronic Mail:

You may submit your withdrawal by sending via electronic mail the withdrawal form to the electronic address provided below. To send your withdrawal by electronic mail, you must do the following before the Expiration Date:

1. Print a copy of the withdrawal form if you received it by electronic mail.

2. Properly complete and sign the withdrawal form.

3. Transmit via electronic mail the completed and signed withdrawal form to:

Office Depot, Inc.

optionexchange@officedepot.com

You may withdraw all of the Eligible Options that you previously elected to exchange only in accordance with the provisions of this section, but you must withdraw all of the Eligible Options of any given Grant if you want to withdraw any of the Eligible Options of that Grant.

In addition, although we intend to accept all validly tendered Eligible Options promptly after the Expiration Date, if we have not accepted your awards by 6:00 p.m. Eastern Time on July 8, 2010, you may withdraw your Eligible Options at any time thereafter.

To withdraw all of the Eligible Options that you previously elected to exchange, you must submit a valid withdrawal form for all of the Eligible Options that you wish to withdraw from this Exchange Offer while you still have the right to withdraw the Eligible Options. You may withdraw your Eligible Options by submitting your withdrawal form via facsimile or by electronic mail. Any withdrawals must be made before 12:01 a.m. Eastern Time on the Expiration Date, unless extended by Office Depot.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form, election modification form or withdrawal form we receive before the Expiration Date. Any Eligible Options that you do not withdraw will be bound pursuant to your prior election or election modification form.

If you withdraw some or all of your Eligible Options, you may elect to exchange the withdrawn options again at any time before the Expiration Date. All Eligible Options that you withdraw will be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-elect to exchange such Eligible Options before the Expiration Date. To re-elect to exchange some or all of your Eligible Options, you must submit an election modification to Office Depot before the Expiration Date by following the procedures described above. This election modification form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all Eligible Options you wish to exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any election modification form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and election modification forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Office Depot by the Expiration Date will be accepted. If your election, a change in your election or withdrawal is received by Office Depot we intend to send you a confirmation of your election, a change in your election or a withdrawal of your election by electronic mail (or in certain cases U.S. mail) within three U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the Expiration Date.

Responses submitted by any other means, including hand delivery, inter-office, U.S. mail and Federal Express (or similar delivery service) are not permitted.

5. Acceptance of Eligible Options For Exchange; Issuance of New Options

Upon the terms and subject to the conditions of this Exchange Offer, including those conditions listed in Section 6 “Conditions of This Exchange Offer”, and promptly following the Expiration Date of this Exchange Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Date.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Exchange Offer, we will cancel your tendered Eligible Options, and you will be granted New Options (issued under the 2007 Plan) on the New Option Grant Date, which is expected to be June 8, 2010.

If you cease to be an Eligible Employee at any time prior to the New Option Grant Date, your election to participate in this Exchange Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action Office Depot may have taken to cancel the Eligible Options or issue New Options.

The scheduled Expiration Date of the Exchange Offer is June 8, 2010, and we expect to accept and cancel all properly surrendered Eligible Options on that day. Subject to our rights to extend, terminate and amend this Exchange Offer, your New Option grant documents are expected to be available 45 days after the Expiration Date.

6. Conditions of This Exchange Offer

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Exchange Offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred and in any such case and regardless of the circumstances giving rise thereto the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the Eligible Options surrendered pursuant to the Exchange Offer:

•

there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal before any court, authority, agency or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered Eligible Options and the grant of New Options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

•

there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make the cancellation of surrendered Eligible Options and the grant of New Options in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•

materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to this Exchange Offer, any of which might restrain, prohibit or delay completion of this Exchange Offer or impair the contemplated benefits of this Exchange Offer to us (See Section 2 “Purpose of This Exchange Offer” for a description of the contemplated benefits of this Exchange Offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the New York Stock Exchange Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this Exchange Offer; or

•

any material change in the market price of the shares of our common stock that would result in the Exchange Offer no longer having the intended compensatory purpose or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

•

any of the situations described above existed at the time of commencement of this Exchange Offer and that situation, in our reasonable judgment, persists or deteriorates after commencement of this Exchange Offer;

•

a tender or exchange offer, other than this Exchange Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this Exchange Offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 2% of our outstanding shares; or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Exchange Offer or with such acceptance for exchange of Eligible Options;

•

there will have occurred any change, development, clarification or position taken in U.S. generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with this Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 11 “Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer” of this document);

•

any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of this Exchange Offer to us (see Section 2 “Purpose of This Exchange Offer” for a description of the contemplated benefits of this Exchange Offer to us); or

•

any rules or regulations by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Office Depot that will or are likely to result in a material impairment of the contemplated benefits of this Exchange Offer to us (see Section 2 “Purpose of This Exchange Offer” for a description of the contemplated benefits of this Exchange Offer to us).

If any of the above events occur, we may:

•	terminate this Exchange Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend this Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Exchange Offer expires;

•	amend the terms of this Exchange Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Exchange Offer is open, complete this Exchange Offer.

The conditions to this Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to this Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it may be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

7. Price Range of Our Common Stock

The Eligible Options give Eligible Employees the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on the New York Stock Exchange under the symbol “ODP”.

The following table sets forth on a per share basis the high and low closing sale prices of our common stock on the New York Stock Exchange during the periods indicated.

	High	Low
Fiscal Year Ending December 25, 2010
First Quarter	$8.21	$5.38
Second Quarter (through May 7, 2010)	$8.95	$5.84

Fiscal Year Ending December 26, 2009
First Quarter	$4.00	$0.59
Second Quarter	$5.21	$1.29
Third Quarter	$6.75	$3.81
Fourth Quarter	$7.76	$5.75

Fiscal Year Ended December 27, 2008
First Quarter	$15.42	$10.86
Second Quarter	$14.08	$10.91
Third Quarter	$11.14	$5.58
Fourth Quarter	$5.90	$1.50

On May 7, 2010, the closing price of our common stock on the New York Stock Exchange was $6.18. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options. As of May 7, 2010, there were approximately 7,390 shareholders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

We have never declared or paid cash dividends on our common stock. Also, so long as investors in our redeemable preferred stock own at least 10% of the common stock voting rights, on an as-converted basis, the affirmative vote of a majority of the shares of preferred stock then outstanding and entitled to vote is required for the declaration or payment of a dividend on common stock.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

8. Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were granted under our Incentive Plan and our 2007 Plan. Each New Option will be granted under our 2007 Plan. As of May 7, 2010, there are outstanding Eligible Options to purchase an aggregate of 4.7 million shares of our common stock with a weighted average exercise price of $21.28 per share.

Finalization of Exchange Ratios. The hypothetical exchange ratio applicable to each of your Eligible Options and the number of New Options that may be granted in exchange for each of your Eligible Options is set forth on your Employee Election Form. If you are an Eligible Employee who holds 1,000 or fewer Eligible Options receiving cash payment instead of New Options, the hypothetical cash payment that may be received in exchange for each of your Eligible Options is set forth on your Employee Election Form. The exchange ratios will be finalized at the end of the trading day before the Expiration Date, which is June 4, 2010. We will announce final exchange ratios by posting the final exchange ratios on Office Depot’s website at https://www.officedepot.com/options on June 5, 2010. Each Eligible Employee may access the final exchange ratios by logging into the website at https://www.officedepot.com/options using the password provided to you in the Employee Election Form, and following the instructions on the website. We will make computer and Internet access available at our office and retail locations to any Eligible Employee who does not have Internet access.

You can use the final exchange ratios to calculate the number of shares that would be subject to each New Option grant compared to the number of shares subject to your Eligible Option grant based on the final exchange ratios. If you are an Eligible Employee who holds 1,000 or fewer Eligible Options receiving cash payment instead of New Options, you can use the final exchange ratios to calculate the cash payment that you would be eligible to receive based on the final exchange ratios. You will have until 12:01 a.m., Eastern Time on June 8, 2010, (i) to elect to participate in the Exchange Offer or (ii) to change or withdraw previously tendered Eligible Options. The final exchange ratios will also be filed with the SEC under a Schedule TO-I/A no later than 8:00 a.m. Monday, June 7, 2010. You may obtain a copy of the Schedule TO-I/A at Office Depot’s investor relations website at www.investor.officedepot.com, or www.sec.gov. Office Depot’s investor relations website has a function that you can sign up for that will send an alert to you when Office Depot files forms with the SEC. You can also obtain a copy of the Schedule TO-I/A without charge by contacting our Investor Relations department at 6600 North Military Trail, Boca Raton, FL 33496.

Further Information Regarding the Exchange Ratios. The exchange ratios have been determined in a manner intended to result in the grant of New Options with an aggregate fair value (as determined under accounting rules) that does not exceed the aggregate fair value of the Eligible Options they replace calculated as of the time that we set the exchange ratios. We established the exchange ratios using this method with the intention of not generating incremental compensation expense in connection with the grant of New Options. We based the exchange ratios on the fair value of the Eligible Options and the fair value of New Options, using the “Black-Scholes option pricing model,” which takes into account many variables, such as the average of the high and low sales prices of our common shares as quoted on the New York Stock Exchange, the implied volatility of our common shares, risk-free interest rates, expected dividends and the expected term of an option. This is the same model that we use for financial reporting purposes. For calculating the fair value of the Eligible Options and New Options using the Black-Scholes option pricing model, we used assumptions consistent with those used in calculating Office Depot’s equity compensation expense for all options granted to employees.

Employees who hold 1,000 or fewer Eligible Options will be eligible to participate in the Exchange Offer; however, instead of receiving New Options, these employees will receive cash in an amount equal to the fair value of the New Options that the employee would have received calculated in the method described above.

Based on the current value of Eligible Options held by employees who hold 1,000 or fewer Eligible Options on May 7, 2010, the cash payment that would be made to holders pursuant to this provision of the Exchange Program would range from approximately $3.00 to $4,800.00. In addition, instead of receiving New Options, all employees located in Japan, where local regulations place restrictions on the grant of new options, will receive cash in an amount calculated by the same method.

Terms of New Options

Each New Option will differ from Eligible Options in the following ways:

•

Each Eligible Option that you elect to exchange will be exchanged for fewer New Options based on the exchange ratios determined using the Black-Scholes option valuation model and based upon the closing price of our common stock on the New York Stock Exchange on the trading day prior to the Expiration Date of the Exchange Offer, as well as other valuation assumptions.

•	Each New Option will have an exercise price equal to the closing price per share of our common stock on the New York Stock Exchange on the New Option Grant Date.

•	Except as described below, each New Option will have a term of seven (7) years.

•

Except as described below, each New Option will have a new vesting schedule as follows: Both New Options issued in exchange for Eligible Options that are fully vested as of the Expiration Date of this Exchange Offer and New Options that are issued in exchange for Eligible Options that are not vested as of the Expiration Date of this Exchange Offer will vest over a three-year period, with one-third (1/3) vesting on each anniversary of the New Option Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date.

•	Each New Option will be granted under the 2007 Plan.

•

Due to local regulations in France, New Options granted to eligible employees located in France will have a term of six and one half (6  1/2) years and will be subject to different vesting terms pursuant to the terms and conditions set forth in Annex A. In addition, the New Option Grant Date for employees located in France may vary as set forth in Annex A.

•	Each New Option will be issued as a non-qualified stock option even if the Eligible Option was issued as an incentive stock option.

•

Employees who hold incentive stock options and do not participate in this Exchange Offer may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF OFFICE DEPOT OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF OFFICE DEPOT OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

2007 Plan

We use the grant of awards under our 2007 Plan as a means of aligning the interests of our key employees with those of our shareholders. As of May 7, 2010, there were 5.9 million shares of common stock remaining available for grant under our 2007 Plan. As of May 7, 2010, options to purchase an aggregate of 26.2 million shares of our common stock were outstanding under our Stock Option Plans with a weighted average exercise price of $11.86 per share.

Description of the 2007 Plan

The following is a summary of the material terms relating to option grants under the 2007 Plan and is qualified in its entirety by reference to the 2007 Plan, a copy of which has been filed as an exhibit to our Proxy Statement for Office Depot’s 2007 Annual Meeting of Shareholders, filed with the SEC on April 2, 2007.

Administration. The 2007 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

Common Stock Reserved for Issuance under the Plan. The maximum number of shares of stock that may be issued pursuant to awards granted under the 2007 Plan is 25,000,000, plus shares of stock that are represented by awards granted pursuant to the previous Incentive Plan that are forfeited, terminated or expire unexercised, or otherwise terminate without delivery of shares after the expiration of the Incentive Plan. Each share underlying stock options shall count as one share toward the total limit of shares available under the 2007 Plan. With respect to grants to a single employee during a calendar year, no more than 2,000,000 shares of stock may be issued in connection with stock options. The number of shares authorized and available for issuance under the 2007 Plan as of May 7, 2010 is 5.9 million.

Eligibility. Our Directors, employees and non-employee service providers who are selected by our Compensation Committee are eligible to receive grants.

Types of Awards and Terms and Conditions. The 2007 Plan permits the grant of the following types of awards: (a) nonqualified stock options; (b) incentive stock options; (c) restricted stock; (d) restricted stock units; (e) stock appreciation rights; and (f) performance awards. Awards may be granted alone, in addition to or in combination with any other award granted under the 2007 Plan.

Stock Options. Pursuant to the 2007 Plan, our Compensation Committee may award grants of incentive stock options (“incentive options”) conforming to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and other stock options (“non-qualified options”). The exercise price of any option is determined by our Compensation Committee in its discretion at the time of the grant, but may not be less than 100% of the fair market value of a share of our stock on the grant date. The exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of the voting power of our Company may not be less than 110% of such fair market value on such date.

The term of each option also is established by our Compensation Committee, subject to a maximum term of ten years from the date of grant (or five years from the grant date in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of Office Depot). Generally, the options granted by the Compensation Committee are awarded for a term of seven (7) years. In addition, the 2007 Plan provides generally that with respect to grantees who are employees or service providers, all unvested options are forfeited on, and vested options terminate no later than 90 days after, the date on which the grantee ceases to be an employee of, or to otherwise perform services for, Office Depot or its subsidiaries unless an exception applies as described below. However, Section 16 Officers and members of our Board of Directors, are provided a longer period under certain circumstances described below.

The 2007 Plan also provides that unless our Compensation Committee decides otherwise:

(a) Upon a grantee’s death or disability while still an employee of our Company, all of the grantee’s options become fully vested and exercisable and remain so for 24 months after the date of death or disability (but in no event beyond the expiration date of the option);

(b) Upon a grantee’s retirement (leaving the Company after attaining age 60 and completing 5 years of continuous service), a grantee who is an employee (other than a Section 16 Officer) will fully vest in all outstanding options and these options shall be exercisable for a period of 90 days after the date of retirement (but in no event beyond the expiration date of the option);

(c) Upon grant, all options granted to a member of the Board of Directors are immediately vested;

(d) Upon a grantee’s termination for Cause (as defined in the 2007 Plan), all options shall be forfeited immediately whether or not exercisable;

(e) Upon the voluntary separation of a Section 16 officer or a member of the Board of Directors who has a period of service of five (5) years or longer as an employee or Director as of the date of such voluntary separation, all options granted to such person which are vested at the date of such voluntary separation will remain exercisable for a period of 18 months after such voluntary separation (but in no event beyond the expiration date of the stock option) and all options not exercisable will be forfeited;

(f) Upon the involuntary separation of a Section 16 officer or a member of the Board of Directors, other than separation due to death, disability or Cause (as defined in the 2007 Plan), all options granted to such person which are vested at the date of such involuntary separation will remain exercisable for a period of 18 months after such involuntary separation, regardless of the period of service of such Section 16 officer or Director (but in no event beyond the expiration date of the option or SAR) and all options not exercisable will be forfeited; and

(g) Upon a change in control of Office Depot, all options become fully vested and exercisable.

The 2007 Plan also provides that if the last date on which an option can be exercised falls within a blackout period imposed by the Company’s securities trading policy relative to disclosure and trading on inside information as described in the policy, the applicable exercise period shall be extended by a number of days equal to the number of business days that the applicable blackout period is in effect (but in no event beyond the expiration date of the option).

Transferability. Unless our Compensation Committee determines otherwise, no award made pursuant to the 2007 Plan will be transferable otherwise than to a beneficiary under the 2007 Plan, if any, or by will or the laws of descent and distribution, and each award may be exercised only by the grantee or his or her guardian or legal representative. However, officers may transfer non-qualified stock options to members of their immediate family, or certain family related trusts or partnerships in accordance with the 2007 Plan and applicable laws.

Amendment and Termination of the Plan. No award may be granted under the 2007 Plan after the close of business on April 24, 2017. The 2007 Plan may be amended or terminated by our Board of Directors or Compensation Committee at any time. However, no such action will adversely affect any rights or obligations with respect to any awards previously granted under the 2007 Plan, unless such action is required by law or any listing standards or the affected grantees consent in writing. In addition, no amendment will become effective without the approval of our shareholders if such approval is necessary for continued compliance with the performance-based compensation exception of Code Section 162(m) or any stock exchange listing requirements.

Certain Federal Income Tax Consequences of the 2007 Plan

The following discussion is intended only as a brief summary of the federal income tax rules relevant to the 2007 Plan, as based upon the Code as currently in effect. These rules are highly technical and subject to change in the future. Because federal income tax consequences will vary as a result of individual circumstances, grantees should consult their personal tax advisors with respect to tax consequences. Moreover, the following summary relates only to grantees’ United States federal income tax treatment. The State, local and foreign tax consequences may be substantially different. Certain 2007 Plan participants are residents of foreign countries.

Non-Qualified Options. There are no federal income tax consequences to either us or the grantee upon the grant of a non-qualified option. However, the grantee will realize ordinary income upon the exercise of a non-qualified option in an amount equal to the excess of the fair market value of the stock acquired upon exercise over the option exercise price, and we will receive a corresponding tax deduction. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Any gain realized upon a subsequent disposition of the stock will constitute either a short-term or long-term capital gain to the grantee, depending on how long the stock is held.

Incentive Options. There are no federal income tax consequences to either us or the grantee upon the grant or exercise of an incentive option. If the grantee does not dispose of the stock acquired through exercise of an incentive option within two years of the date of grant or one year of the date of exercise, any gain realized from a subsequent disposition would constitute long-term capital gain to the grantee. If the grantee disposes of the stock prior to the expiration of either of those holding periods, any gain based on the lesser of (a) the fair market value of the stock on the date of exercise and (b) the amount realized on the disposition of the stock if a sale or exchange, over the exercise price would constitute ordinary income to the grantee. Any additional gain realized upon the disposition would be taxable either as a short-term capital gain or long-term capital gain, depending upon how long the grantee held the stock. We would receive a deduction in the amount of any ordinary income recognized by the grantee.

Payment of Taxes. Grantees are required to pay tax due upon exercise of a non-qualified option or other recognition event. Unless provided otherwise by the Compensation Committee, tax obligations may be satisfied by selling or forfeiting a portion of the shares of stock that would be realized from such exercise, vesting or other recognition event.

9. Information Concerning Us; Financial Information

Information Concerning Us

Office Depot is a global supplier of office products and services. The company was incorporated in 1986 with the opening of our first retail store in Fort Lauderdale, Florida. In fiscal year 2009, we sold $12.1 billion of products and services to consumers and businesses of all sizes through our three business segments: North American Retail Division, North American Business Solutions Division and International Division. Sales are processed through multiple channels, consisting of office supply stores, a contract sales force, an outbound telephone account management sales force, internet sites, direct marketing catalogs and call centers, all supported by our network of supply chain facilities and delivery operations.

We were incorporated in Delaware in 1986. Our principal executive offices are located at 6600 North Military Trail, Boca Raton, Florida 33496 and our telephone number is (561) 438-4800.

Financial Information

Financial Information. We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2010, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 27, 2008 and December 26, 2009 and the selected consolidated balance sheet data as of December 27, 2008 and December 26, 2009 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009. The selected consolidated statements of earnings data for the fiscal quarters ended March 27, 2010 and March 28, 2009 and the selected consolidated balance sheet data as of March 27, 2010 and March 28, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2010. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Operations and Balance Sheets

Office Depot, Inc.

Selected Summarized Financial Information

(in thousands)

	Year Ended		Quarter Ended
	December 26, 2009	December 27, 2008	March 27, 2010	March 28, 2009
Consolidated Statement of Operations:

Sales	$12,144,467	$14,495,544	$3,071,970	$3,225,264
Net earnings (loss) attributable to Office Depot, Inc (1)(2)(3)	(596,465)	(1,478,938)	29,468	(54,739)
Net earnings (loss) available to common shareholders (1)(2)(3)	(626,971)	(1,478,938)	19,993	(54,739)
Net earnings (loss) per share:
Basic	(2.30)	(5.42)	0.07	(0.20)
Diluted	(2.30)	(5.42)	0.07	(0.20)

(1)

Fiscal year 2009 Net loss attributable to Office Depot, Inc. and Net loss available to common shareholders include charges of approximately $322 million to establish valuation allowances on certain deferred tax assets.

(2)

Fiscal year 2008 Net loss attributable to Office Depot, Inc. and Net loss available to common shareholders include impairment charges for goodwill and trade names of $1.27 billion and other asset impairment charges of $222 million.

(3)	First quarter 2009 Net loss attributable to Office Depot, Inc. and Net loss available to common shareholders include charges of approximately $120 million related to strategic business reviews.

	December 26, 2009	December 27, 2008	March 27, 2010	March 28, 2009
Consolidated Balance Sheets:
Total assets	$4,890,346	$5,268,226	$4,634,801	$4,851,495

Long-term debt, excluding current maturities	662,740	688,788	661,104	674,888
Redeemable preferred stock, net	355,308	—	355,979	—

Book Value per Share

Our book value per share as of our most recent balance sheet dated March 27, 2010 was $2.83.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the fiscal years ended December 26, 2009 and December 27, 2008 were (0.37) and (5.58), respectively, and for the three months ended March 27, 2010 and March 28, 2009 were 1.67 and (0.14) respectively. For the fiscal years ended December 26, 2009 and December 27, 2008, earnings were insufficient to cover fixed charges by approximately $318 million and $1.6 billion, respectively. For the three months ended March 28, 2009, earnings were insufficient to cover fixed charges by approximately $69 million.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 26, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 27, 2010 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

A list of our current directors and executive officers as of May 7, 2010 is attached to this Offer to Exchange as Schedule A. Current members of our Board of Directors and our named executive officers (i.e., those executive officers named in the Summary Compensation Table of our Proxy Statement as filed with the SEC in 2010) are not eligible to participate in the Exchange Offer. Executive officers who are not named in the Summary Compensation Table of our Proxy Statement as filed with the SEC in 2010 are eligible to participate in the Exchange Offer. The following table shows the number of common shares subject to Eligible Options held as of May 7, 2010 by our current executive officers who are eligible to participate in the Offer:

Name	Position	Number of Common Shares Subject to Eligible Options
Elisa Garcia	Executive Vice President, General Counsel and Corporate Secretary	106,398
Monica Luechtefeld	Executive Vice President, E-Commerce and Direct Marketing	353,851
Kevin Peters	President, North American Retail	160,021
Daisy Vanderlinde	Executive Vice President, Human Resources	301,408
Mark Hutchens	Senior Vice President and Controller	61,566

The following table shows the maximum number of New Options that may be issued to each of our executive officers eligible to participate in the Employee Stock Option Exchange Program, based upon their individualized hypothetical exchange ratios as of May 7, 2010, assuming they each elect to tender and we accept all of their Eligible Options in the Offer:

Name	Position	Maximum Number of New Options
Elisa Garcia	Executive Vice President, General Counsel and Corporate Secretary	35,466
Monica Luechtefeld	Executive Vice President, E-Commerce and Direct Marketing	142,742
Kevin Peters	President, North American Retail	74,881
Daisy Vanderlinde	Executive Vice President, Human Resources	75,513
Mark Hutchens	Senior Vice President and Controller	31,803

Because participation in the Exchange Offer is voluntary, the benefits or amounts that will be received by any eligible executive officer are not currently determinable.

As of May 7, 2010, our executive officers and directors (22 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of 13.9 million of our shares, which represented approximately 53% of the shares subject to all options outstanding under all of our plans as of that date. The following table sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of May 7, 2010. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common shares, which was 26.2 million as of May 7, 2010.

Name	Position	Number of Shares Underlying Outstanding Options	Percentage of Total Shares Underlying Outstanding Options
Steve Odland	Chairman, Chief Executive Officer and Director	5,899,928	22.5%
Charles Brown	President, International	1,599,605	6.1%
Elisa Garcia	Executive Vice President, General Counsel and Corporate Secretary	556,398	2.1%
Monica Luechtefeld	Executive Vice President, E-Commerce and Direct Marketing	888,851	3.4%
Michael Newman	Executive Vice President, Chief Financial Officer	1,103,877	4.2%
Kevin Peters	President, North American Retail	785,021	3.0%
Steven Schmidt	President, Business Solutions Division	1,112,048	4.2%
Daisy Vanderlinde	Executive Vice President, Human Resources	976,408	3.7%
Mark Hutchens	Senior Vice President and Controller	159,066	0.6%
Lee A. Ault III	Director	84,069	0.3%
Neil R. Austrian	Director	136,002	0.5%
Justin Bateman	Director	0	0.0%
David W. Bernauer	Director	132,426	0.5%
Thomas J. Colligan	Director	0	0.0%
Marsha J. Evans	Director	19,368	0.1%
David I. Fuente	Director	46,061	0.2%
Brenda J. Gaines	Director	120,060	0.5%
Myra M. Hart	Director	110,375	0.4%
W. Scott Hedrick	Director	122,080	0.5%
Kathleen Mason	Director	56,013	0.2%
James S. Rubin	Director	0	0.0%
Raymond Svider	Director	0	0.0%

Neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer, other than the following transactions by Steven Schmidt, President, Business Solutions Division: (i) the exercise of options to purchase 100,000 shares of common stock and their subsequent sale on March 16, 2010; (ii) the exercise of options to purchase 100,000 shares of common stock and their subsequent sale on March 19, 2010; (iii) the exercise of options to purchase 33,333 shares of common stock and their subsequent sale on April 26, 2010; and (iv) the exercise of options to purchase 66,666 shares of common stock and their subsequent sale on April 26, 2010. The aforementioned transactions were executed by Mr. Schmidt pursuant to his 10b5-1 Sales Plan entered into on March 9, 2010.

Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and our quarterly report on Form 10-Q for the fiscal quarter ended March 27, 2010, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The address of each director and executive officer of our company is: c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton 33496.

11. Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be cancelled on the New Option Grant Date and a portion of the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options. No more than 600,000 of the remaining shares of common stock underlying such Eligible Options will be added back to the available pool for future grants under the 2007 Plan.

In 2005, we adopted FASB ASC Topic 718 (formerly known as FAS 123(R)) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We adopted the modified prospective method of transition under which prior periods are not restated for comparative purposes. We estimate the fair value of stock-based payment awards on the date of grant using the Black-Scholes pricing model, which is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rate and expected dividends. The expected stock price volatility is based on a weighting of Office Depot historical stock price and the implied volatility from exchange traded options. We base our expected life assumption on the simplified method, which is a function of option term and the vesting period. Risk free interest rates reflect the yield on zero-coupon U.S. Treasury securities. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and therefore use an expected dividend yield of zero. If factors change, and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share. We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

In addition, we also record stock-based compensation expense for options issued to non-employees. We value non-employee options using the Black-Scholes pricing model. Non-employee options subject to vesting are valued as they become vested.

Under FASB ASC Topic 718, the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Options, as well as the incremental compensation cost of the New Options granted in the Exchange Offer, ratably over the vesting period of the New Option grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option grant granted to employees in exchange for surrendered Eligible Options, measured as of the New Option Grant Date, over the fair value of the surrendered Eligible Options in exchange for the New Option grants, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of surrendered Eligible Options being approximately equal to the expected fair value of the New Options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer, other than minimal compensation expense that might result from fluctuations in the price of our common shares or fluctuations in other Black-Scholes input variables after the exchange ratios have been finalized but before the exchange actually occurs. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited New Options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered Eligible Options that would have been recognized under the original vesting schedule. Any unrecognized compensation expense associated with surrendered Eligible Options that are settled in cash because the number of surrendered Eligible Options is 1,000 or fewer or because the Eligible Employee is located in Japan, will be recognized as compensation expense at the expiration of the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

12. Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to this Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such approval.

13. Material United States Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to this Exchange Offer. This discussion is based on the Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Exchange Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Exchange Offer, the information contained in this discussion may not be applicable to you. Please refer to the Schedules attached to this document if you reside outside of the U.S.

Stock Option Taxation

The exchange of the Eligible Options for the New Options will not be a taxable event. All of the New Options issued in exchange for non-qualified stock options and for incentive stock options will be non-qualified stock options. However, see the following paragraph for possible tax effects on Eligible Options that qualify as “incentive stock options” and are not exchanged in this Exchange Offer.

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two years after the grant date and more than one year after you exercise the option grant. If this Exchange Offer is open for thirty or more calendar days, employees will not receive any credit for the time in which their incentive stock options were held. As a result, if this Exchange Offer is open for thirty or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the New Option Grant Date and more than one year after the exercise of the option (even if you do not exchange your incentive stock options for New Options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option should be treated as long-term capital gain. Currently, this Exchange Offer is estimated to expire at 12:01 a.m. Eastern Time on June 8, 2010. If the offer expires as scheduled, the offer will have remained open for 28 calendar days.

The grant of the New Options will not result in taxable income to the Eligible Employee. For non-qualified stock options, the Eligible Employee will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Employee upon disposition of the shares should be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise. Office Depot should be allowed a corresponding federal income tax deduction.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Employee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” The 2007 Plan provides that no employee will be granted in any calendar year stock options to purchase more than 2,000,000 shares of our common stock. The 2007 Plan also provides, as required by Section 162(m) of the Code, that the New Options will be counted toward this 2,000,000 limitation. We expect that all of our New Options when granted should qualify as performance-based compensation and should be deductible under Section 162(m).

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. A holder of Eligible Options may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

Cash Payment

If your shares will be cashed out in this Exchange Offer, any cash paid will, generally, be treated as ordinary income and taxed. Please consult with your tax advisor for specific details.

WE ADVISE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, IF YOU ARE A RESIDENT OF A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. A SUMMARY OF THESE CONSEQUENCES OUTSIDE OF THE U.S. IS DISCUSSED IN THE SCHEDULES ATTACHED TO THIS EXCHANGE OFFER DOCUMENT. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

14. Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which this Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Employees by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If this Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Date. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. Eastern Time through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 “Conditions of This Exchange Offer” by disseminating notice of the termination or amendment to Eligible Employees by public announcement or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 “Conditions of This Exchange Offer” has occurred or is deemed by us to have occurred, to amend the Exchange

Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend this Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of, or information concerning, an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep this Exchange Offer open for at least 10 business days after the date of such notification:

•	If we increase or decrease the amount of consideration offered for the Eligible Options; or

•	If we increase or decrease the number of Eligible Options that may be tendered in this Exchange Offer.

15. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

16. Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before deciding whether to tender your Eligible Options:

•	our Annual Report on Form 10-K for the year ended December 26, 2009, filed with the SEC on February 23, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 27, 2010, filed with the SEC on April 27, 2010;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2010;

•	our Current Reports on Form 8-K filed with the SEC on January 5, 2010, February 22, 2010, March 30, 2010, April 21, 2010 and April 26, 2010; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 16, 1988.

These filings, our other annual, quarterly and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Our internet address is http://www.officedepot.com and the investor relations section of our website is located under “Investor Relations.” We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this document.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this document is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this document, other than exhibits to such documents. Requests for such copies should be directed to our Human Resources department, at the following address:

Office Depot, Inc.

6600 N. Military Trail

Boca Raton, Florida 33496

(561) 438-4800

Attention: Employee Services

The information about us contained in this document should be read together with the information contained in the documents to which we have referred you.

17. Miscellaneous

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 26, 2009 before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Office Depot, Inc.

May 10, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF OFFICE DEPOT, INC.

The directors and executive officers of Office Depot, Inc. as of May 7, 2010, are set forth in the following table:

Name	Position and Offices Held
Steve Odland	Chairman, Chief Executive Officer and Director
Charles Brown	President, International
Elisa Garcia	Executive Vice President, General Counsel and Corporate Secretary
Monica Luechtefeld	Executive Vice President, E-Commerce and Direct Marketing
Michael Newman	Executive Vice President, Chief Financial Officer
Kevin Peters	President, North American Retail
Steven Schmidt	President, Business Solutions Division
Daisy Vanderlinde	Executive Vice President, Human Resources
Mark Hutchens	Senior Vice President and Controller
Lee A. Ault III	Director
Neil R. Austrian	Director
Justin Bateman	Director
David W. Bernauer	Director
Thomas J. Colligan	Director
Marsha J. Evans	Director
David I. Fuente	Director
Brenda J. Gaines	Director
Myra M. Hart	Director
W. Scott Hedrick	Director
Kathleen Mason	Director
James S. Rubin	Director
Raymond Svider	Director

The address of each executive officer and director is:

c/o Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

Members of our Board of Directors and our named executive officers listed in the Summary Compensation table in the Proxy Statement that we filed with the SEC in 2010 are not eligible to participate in this Offer.

A-1

SCHEDULE B

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

Cash Payment

If your shares will be cashed out in this Exchange Offer, any cash paid will, generally, be treated as ordinary income and taxed. Please consult with your tax advisor for specific details.

Canada

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in Canada. This discussion is based on the law in effect in Canada as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

If you are not resident of Canada or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, income tax is due on the fair market value of the shares at exercise less the exercise price (i.e., the spread). You may be entitled to deduct 50% (25% for Quebec tax purposes) of the spread from taxable income. You will also be subject to Canadian Pension Plan contributions (CCP) on the spread, subject to the applicable contribution ceilings.

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax on 50% of the gain. Your capital gain is included in your taxable income for the year and is subject to tax at marginal income tax rates.

You may deduct your capital loss from your capital gains, thus lowering your overall capital gains tax. Any unused capital losses may be carried back 3 years or forward (indefinitely) to future years.

Withholding and Reporting

Office Depot will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) on the income recognized at exercise of the New Options. You are responsible for including any income from your New Options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

France

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in France. This discussion is based on the law in effect in France as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

If you are not resident of France or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

Subject to meeting certain requirements, the New Options will be considered qualified options under the French law. Therefore, when you exercise the New Options, you will not be subject to income or social tax on the difference between the market value of the shares on the date of exercise and the exercise price (the “spread”), assuming no “excess discount”, as defined under French laws, is granted.

Wealth Tax

Shares acquired under the Plan may need to be included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including your household’s) exceeds a certain amount (€790,000 for 2010), as valued on January 1. Subject to conditions, the taxable basis of an employing company shares may benefit from a 75% exemption, in case of commitment to hold the shares during a period of at least 6 years as from January 1st of the year during which this partial exemption is claimed for the first time. You should consult your personal tax advisor to determine how the shares need to be included in your personal estate for purposes of calculating your wealth tax.

Sale of Shares

If you sell your shares purchased upon exercise after the applicable four-year holding period in effect under French law, measured from the grant date of the New Options, has elapsed and the spread is less than or equal to €152,500, you will be taxed at the flat rate of 44.6% (includes CSG, CRDS and social surtaxes) on the spread. If you sell the shares after the applicable holding period but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 44.6% and the portion of the spread in excess of €152,500 would be taxed at 54.6% (includes CSG, CRDS and social surtaxes). The current minimum holding period is four years from the date of grant.

You may receive a more favorable tax treatment if you hold the shares following the exercise of the options, during at least two years following the fourth anniversary of the grant date. If you wait the additional two years and sell the shares two years after the exercise of the option, being at least 6 years from the grant date, and the spread is less than or equal to €152,500, you will be taxed at a rate of 32.6% (includes CSG, CRDS and social surtaxes). If you sell the shares two years after the exercise of the option but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at a rate of 32.6% and the portion of the spread in excess of €152,500 would be taxed at 44.6% (includes CSG, CRDS and social surtaxes).

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

In any case, you can opt to be taxed at your marginal rate (plus the 14.6% surtaxes) if this rate is preferable.

Upon sale, the difference between the sales proceeds and the market value of the shares at the time of exercise (i.e., any capital gain) is taxed at a flat capital gains tax rate of 18%, provided that the aggregate annual sales proceeds realized by you and the members of your tax household exceed 25,830 € (2010 threshold). In addition, the capital gains will be subject to 12.1% social surtaxes, as from the first Euro (i.e. irrelevant of the amount of the annual sales proceeds). If the sale proceeds are less than the market value of the shares at the time of exercise, you will realize a capital loss. Under a qualified plan, any capital loss realized upon sale date may be used to offset the spread. Any unused loss may be used to offset any capital gain realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Germany

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in Germany. This discussion is based on the law in effect in Germany as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

If you are not a resident of Germany or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference between the fair market value of the shares on the date of settlement and the exercise price (the “spread”). You will also be subject to a solidarity surcharge at a rate of 5.5% and, if applicable, church tax (at a rate of 8 or 9%) on your income tax liability.

Pursuant to the German Personal Income Tax Code, a favorable tax rate may apply to income from stock options for resident taxpayers if such income can be considered as salary for employment over several years (i.e., the period between grant and exercise is more than one year).

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge on the amount of tax due and, if applicable, church tax at a rate of 8 or 9%), provided you do not own 1% or more of Office Depot’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

The annual tax-free threshold (for the entire investment income, including capital gains, dividends, interest income, etc.) will be €801 for single taxpayers (or married taxpayers filing separately) or €1,602 for married taxpayers filing jointly.

Withholding and Reporting

Office Depot will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) on the income recognized at exercise of the New Options. You are responsible for including any income from your New Options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Hong Kong

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in Hong Kong. This discussion is based on the law in effect in Hong Kong as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

If you are not a not a resident of Hong Kong or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

WARNING: The contents of this exchange offer have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the exchange offer. If you are in any doubt about any of the contents of this exchange offer, you should obtain independent professional advice.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). You will not be subject to Mandatory Provident contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will not be subject to tax.

Withholding and Reporting

Office Depot is not required to withhold tax when you exercise the New Options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any tax resulting from the exercise of the New Options.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

Ireland

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in Ireland. This discussion is based on the law in effect in Ireland as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

If you are not a resident of Ireland or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Ireland apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise your New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You must pay income tax within 30 days of exercise without an assessment by the tax inspector. You will also be subject to Health Levy on the spread.

In addition, an income levy will be due on the spread at varying rates up to 6% of gross income depending upon your gross income level.

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax to the extent any gain exceeds your annual exemption of €1,270 (2010). The taxable amount will be the difference between (i) the net sale price and (ii) the exercise price plus the amount taxed at exercise.

If you sell your shares between January 1 and November 30, you will have to report and pay any applicable capital gains tax by December 15 of the same tax year. If you sell your shares between December 1 and December 31, you will have to pay any applicable capital gains tax by January 31 of the following year. You will be required to file a tax return by October 31 in the tax year following the year during which the shares were sold.

Withholding and Reporting

Office Depot is not required to withhold income tax and Health Levy when you exercise or sell your New Options. However, Office Depot is required to report the details of the Exchange Offer and the grant, exercise and sale of the New Options to the Revenue Commissioners. You must report and pay any tax resulting from the exercise of your New Options within thirty (30) days of exercise. You must also report the exercise and sale of the New Options in your annual tax return on or before October 31 following the year of exercise or sale, as applicable. Finally, you must report and pay any tax resulting from the sale of your shares.

Italy

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in Italy. This discussion is based on the law in effect in Italy as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

If you are not resident of Italy or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Italy apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise your New Options, you will be subject to income tax on the difference (or “spread”) between the “normal value” of the shares on the date of exercise and the exercise price. “Normal value” is defined as the average listed closing price of the underlying shares during the one month immediately preceding (and including) the relevant date (in this case, the exercise date).

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax. The taxable amount will be the difference between the sales proceeds less the “normal value” of the shares at the date of exercise.

Withholding and Reporting

Office Depot is required to withhold and report the income tax at the time when you exercise the New Options. However, Office Depot is not required to withhold the tax when you sell your New Options. You are responsible for reporting on your personal income tax return and paying any and all tax resulting from the sale of your shares.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

Netherlands

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in the Netherlands. This discussion is based on the law in effect in the Netherlands as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

If you are not a resident of the Netherlands or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.

Tax Information

Option Exchange

For Dutch income (wage and social insurance contributions) tax purposes, stock options are taxed at alienation or exercise. Under Dutch law, the Option Exchange (the cancellation of your outstanding Eligible Options in exchange for New Options) is considered an alienation of an Eligible Option and you will likely be taxed on the fair market value of an eligible option, if any (minus the amount you paid for the options, if any).

Office Depot is requesting a favorable tax ruling from the Dutch tax authorities confirming that the exchange of your Eligible Options for New Options will not be subject to Dutch income tax. Therefore you will likely not be subject to tax as a result of the exchange of Eligible Options for the New Options. The Option Exchange should be a tax neutral event.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

As of the date of the filing of these documents, the Dutch tax authorities have not yet ruled on Office Depot’s request. Office Depot will update you on the tax authority’s decision.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread likely will be characterized as salary income and taxed at your marginal tax rate. You will also be subject to social insurance contributions on the spread, subject to the applicable contribution ceilings.

Investment Tax

For personal income tax purposes the shares will form part of your net wealth. Net wealth generates an annual notional income of 4% which is taxed at a 30% tax rate (for an effective tax rate of 1.2%). An exemption is available on the first €20,661 (for 2010) of the average net wealth during the relevant calendar year.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will not be subject to capital gains tax (provided you hold less than a 5% interest in Office Depot as a private investment).

Withholding and Reporting

Office Depot is required to withhold and report the income tax and social insurance contributions (subject to the applicable contribution ceilings) at the time when you exercise the New Options. If your actual tax liability is greater than the amount withheld, you are responsible for paying the additional tax in your personal income tax return. You are also responsible for reporting and paying any investment tax or tax due upon the sale of the shares (provided you hold more than 5% interest in Office Depot).

Other Information

Securities Notice

You should be aware of the Dutch insider trading rules which may impact the sale of shares acquired at exercise of the New Options. In particular, you may be prohibited from effecting certain share transactions if you have insider information about Office Depot. If you are uncertain whether the Dutch insider trading rules apply to you, you should consult with your personal legal advisor.

Spain

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in Spain. This discussion is based on the law in effect in Spain as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell the shares acquired at exercise of the New Options.

If you are not resident of Spain or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Spain apply to your specific situation.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference between the fair market value of the shares on the date of settlement and the exercise price (the “spread”). Income tax is due on the fair market value of the shares at exercise less the exercise price.

Sale of Shares

When you sell the shares acquired at exercise of your New Options, you will be subject to capital gains tax. The first €6,000 is taxed at a flat rate of 19%. Amounts above €6,000, are taxed at a flat rate of 21%. The taxable amount will be the difference between (i) the net sale price and (ii) the exercise price plus the amount taxed at exercise.

If you have a capital loss, it may be offset against any capital gains generated by the transfer of assets, thus lowering your total taxes for the year. If there are any further unused capital losses, these losses may be carried forward for a deduction against future capital gains generated by the transfer of assets in the next four years.

Withholding and Reporting

Office Depot is required to withhold and report the income tax and social insurance contributions (subject to the applicable contribution ceilings) at the time when you exercise the New Options. You are responsible for reporting on your personal income tax return and paying any and all income tax resulting from the sale of your shares.

United Kingdom

The following is a discussion of the material tax consequences of participating in the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer for eligible option holders subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of April 2010. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all instances to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

If you are not a resident of the United Kingdom or if you are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for the New Options.

GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and employee’s national insurance contributions (“NIC”) on the excess of the fair market value of the shares on the date of exercise over the aggregate exercise price. The income tax and NIC due on the exercise of your New Options must be collected through the Pay-As-You-Earn (“PAYE”) system. You would need to provide a check for the amount of tax and NIC due or shares may be sold on your behalf.

If, for any reason, Office Depot is unable to withhold the applicable income tax and NIC under PAYE or by any other method permitted in your stock option agreement, you must reimburse Office Depot for the tax paid within 90 days of the date of exercise of the New Options. If you fail to reimburse Office Depot within that time limit then the amount of any uncollected tax and NIC will constitute a loan owed by you to Office Depot. The loan will bear interest at the then-current HMRC Official Rate.

Sale of Shares

When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax at a flat rate of 18% on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is only payable on gains in any tax year to the extent that those gains (from all sources) exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in Office Depot you must take into account the share identification rules in calculating your capital gains tax liability.

Withholding and Reporting

Office Depot is required to withhold income tax and NIC when you exercise your New Options, as described above. On Office Depot’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the New Options, the exercise or sale of the New Options, other related income and any tax withheld. You are responsible for reporting and paying any tax resulting from the sale of shares.

Annex A

Terms and Conditions for French Eligible Employees

Due to local regulations, each New Option awarded pursuant to the terms of the Office Depot, Inc. 2007 Long-Term Incentive Plan French Sub-Plan (the “French Sub-Plan”) will have a 6  1/2 year contractual term and will cliff vest on the fourth anniversary of the Grant Date. Vesting is conditioned on your continued employment with us through each applicable vesting date. The New Option Grant date for New Options awarded pursuant to the terms of the French Sub-Plan may be later than June 8, 2010 due to regulatory restrictions.